EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the reference to our firm under the caption “Experts” and to the use of our report dated September 12, 2005,with respect to the consolidated financial statements of Compex Technologies, Inc. included in the Registration Statement on Form S-4 and related prospectus of Encore Medical Corporation for the registration of 18,865,942 shares of its common stock.
/s/ Ernst & Young
Minneapolis, Minnesota
December 19, 2005